     As filed with the Securities and Exchange Commission on March 24, 1999

                                                      REGISTRATION NO. 333-48627

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          WORTHINGTON INDUSTRIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 OHIO                               31-1189815
     -------------------------------       --------------------------------
     (State or other jurisdiction of      (IRS Employer Identification No.)
     incorporation or organization)


            1205 DEARBORN DRIVE, COLUMBUS, OHIO 43085, (614) 438-3210
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   DALE T. BRINKMAN, ESQ., VICE PRESIDENT ADMINISTRATION AND GENERAL COUNSEL,
             1205 DEARBORN DRIVE, COLUMBUS, OH 43085, (614) 438-3001
--------------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
      ELIZABETH TURRELL FARRAR, ESQ., VORYS, SATER, SEYMOUR AND PEASE LLP,
   52 EAST GAY STREET, P. O. BOX 1008, COLUMBUS, OH 43216-1008, (614) 464-5607
--------------------------------------------------------------------------------


Approximate date of commencement of proposed sale to the public: From time to time after this Post-Effective Amendment No. 1 becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         On October 13, 1998, Worthington Industries, Inc., a Delaware corporation ("Worthington Delaware"), was merged (the "Merger") with and into Worthington Industries, Inc., an Ohio corporation and wholly-owned subsidiary of Worthington Delaware ("Worthington Ohio"). Worthington Ohio was formed as an Ohio corporation as a vehicle to effect the change of Worthington Delaware's state of incorporation from Delaware to Ohio through the Merger. The Merger was approved by the shareholders of Worthington Delaware at the Annual Meeting of Shareholders held on September 24, 1998.

         Each share of common stock, par value $0.01 per share (the "Worthington Delaware Shares"), of Worthington Delaware was converted into one common share, without par value (the "Worthington Ohio Common Shares"), of Worthington Ohio. By virtue of the Merger, Worthington Ohio has succeeded to all the business, properties, assets and liabilities of Worthington Delaware. Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Worthington Ohio Common Shares are deemed to be registered under the Exchange Act.

         Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), Worthington Ohio hereby adopts the Registration Statement on Form S-3 (Registration No. 333-48627) of Worthington Delaware, related to the registration under the 1933 Act of 1,000,000 Worthington Delaware Shares to be offered under the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as Worthington Ohio's own Registration Statement under Form S-3 for all purposes of the 1933 Act and the Exchange Act.

P R O S P E C T U S
-------------------

                          WORTHINGTON INDUSTRIES, INC.
                               1205 DEARBORN DRIVE
                              COLUMBUS, OHIO 43085
                                 (614) 438-3210

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                    ----------------------------------------
                    1,000,000 Common Shares Without Par Value
                                 Trading Symbol:
                          Nasdaq National Market - WTHG
                    ----------------------------------------

         We are offering our shareholders a simple and convenient method for purchasing common shares, without payment of any brokerage commissions or service charges, through the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Shareholders who elect to participate in the Plan may:


          - Have cash dividends on all or any part of their common shares automatically reinvested in common shares.


          - Invest optional cash payments ranging from $50 to $5,000 per month in common shares, whether or not dividends are being reinvested.


         Common shares purchased under the Plan may be purchased from us or purchased for participants in the open market, at our option. The price of the common shares purchased from us will be the average of the closing sales prices reported on the Nasdaq National Market on the five business days immediately preceding the purchase date for which such prices have been reported. If the common shares are purchased in the open market, the price of the common shares will be the average purchase price of the common shares. The closing price of our common shares on March 22, 1999 was $11.44.


         Shareholders enrolled in the Plan will continue to be enrolled until they notify BankBoston, N.A., administrator for the Plan, that they wish to withdraw. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends in the usual manner.


         Investment in our common shares, as with any investment in securities, involves investment risks, including the possible loss of principal.


                     ---------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 March 24, 1999

                                   THE COMPANY


         We, together with our subsidiaries, are a leading manufacturer of metal and plastic products. We process flat rolled steel to close tolerances for sale to industrial customers who require steel of precise thickness, length, width and temper for their own product fabrications. We also manufacture metal pressure cylinders, metal framing products, automotive aftermarket body panels, injection molded plastic parts, and other products.


         On October 13, 1998, we changed our state of incorporation from Delaware to Ohio. This was accomplished through the merger (the "Merger") of Worthington Industries, Inc., a Delaware corporation ("Worthington Delaware"), with and into Worthington Industries, Inc., an Ohio corporation and wholly-owned subsidiary of Worthington Delaware ("Worthington Ohio"). By virtue of the Merger, each share of common stock, par value $0.01 per share, of Worthington Delaware was converted into one common share, without par value, of Worthington Ohio. We (i.e., Worthington Ohio) have assumed all of the obligations of Worthington Delaware under the Plan and will continue the Plan upon the same terms and conditions.


                      INFORMATION INCORPORATED BY REFERENCE

         The rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") allow us to incorporate certain information about Worthington Ohio (and its predecessor Worthington Delaware) and its financial condition into this Prospectus by reference. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC and information that we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be a part of this Prospectus.

         We have incorporated by reference into this Prospectus the following documents:

          - Worthington Delaware's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

          - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1998 and November 30, 1998.

          - The description of our common shares contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998.

         We also incorporate by reference into this Prospectus all documents we may file with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of this Prospectus and the termination of this offering.

         Upon written or oral request, we will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. Requests should be made in writing to Shareholder Relations, Worthington Industries, Inc., 1205 Dearborn Drive, Columbus, OH 43085, or by telephone at (614) 438-3210.

         We file annual reports, quarterly reports and current reports as well as proxy and information statements with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy statements and other information regarding Worthington Ohio and Worthington Delaware. In addition, our common shares are traded on The Nasdaq Stock Market and reports, proxy and information statements and other information we file can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. We maintain an Internet site at: www.stockprofiles.com/wthg.


                             DESCRIPTION OF THE PLAN


         A description of the Plan is set forth in the following questions-and-answers.

         The Plan was initially approved by our Board of Directors on November 15, 1984, and amended by the Board on February 27, 1998.

PURPOSE

1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide our shareholders with a simple and convenient method of investing cash dividends and additional cash in common shares without paying any brokerage commission or service charge. Any purchase of these common shares from us will generate funds which will be used for general corporate purposes.

PARTICIPANT OPTIONS

2.       What options are available to participants in the Plan?

         As a participant in the Plan:

         - You may have all your cash dividends automatically reinvested, and may also make cash purchases of not less than $50 nor more than $5,000 per month.

         - You may have cash dividends on some of your common shares automatically reinvested, continue to receive cash dividends on the rest of your common shares, and also make cash purchases of not less than $50 nor more than $5,000 per month.

         - You may make optional cash purchases of not less than $50 nor more than $5,000 per month, whether or not your dividends are being reinvested.

ADVANTAGES

3.       What are the advantages of the Plan?

         - No commission or service charge will be paid by you in connection with purchases under the Plan.

         - Your funds will be fully invested because the Plan permits fractions of common shares to be credited to your account. Dividends on fractional common shares, as well as on whole common shares, will be reinvested in additional common shares and these common shares will be credited to your account.

         - You will avoid the need for safekeeping stock certificates for common shares credited to your account under the Plan.

         - You will receive regular statements from the Agent (as described in Questions 4 and 5) reflecting all current activity, including purchases, and your latest balance to simplify your recordkeeping.

ADMINISTRATION

4.       Who administers the Plan for participants?

         We will designate a bank or trust company (the "Agent") to administer the Plan and purchase common shares as Agent for participants. The Agent will keep a continuous record of each participant shareholder's activities and send you a statement of your account following each purchase of common shares for your account.

5.       Who has been selected as Agent?

         The Agent is BankBoston, N.A., whose address and telephone number are:



   For general correspondence:              When mailing checks, address as follows:

   BankBoston, N.A. c/o BostonEquiServe     BankBoston, N.A.
   Post Office Box 8040                     General Correspondence
   Boston, MA 02266-8040                    P.O. Box 9041
   800-730-4001                             Boston, MA 02205-9835

PARTICIPATION

6.       Who is eligible to participate?

         If you are a shareholder and you have common shares registered in your name, you are eligible to participate. If your common shares are registered in a name other than your own (for example, in the name of a broker or other nominee) and you want to participate, you may either make appropriate arrangements for your broker or nominee to participate, or you may become a shareholder of record by having some or all of your common shares transferred into your own name.

7.       How does an eligible shareholder participate?

         As a shareholder of record of our common shares, you may join the Plan by signing an Authorization Card and returning it to the Agent. If your common shares are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered shareholders must sign the Authorization Card. You may obtain an Authorization Card at any time by calling or writing to the Agent at the address listed in Question 5.

8.       Is partial participation possible under the Plan?

         Yes. If you are a shareholder of record and you want to reinvest the dividends on some (but not all) of your certificate common shares, sign the Authorization Card and indicate the number of common shares for which you do not want dividends reinvested under "Partial Dividend Reinvestment."

9.       When may an eligible shareholder join the Plan?

         As an eligible shareholder, you may join the Plan at any time.


         If your signed Authorization Card is received by the Agent on or before the record date for a dividend payment, reinvestment of your dividends will begin with that dividend payment. If the Authorization Card is received after that record date, reinvestment of your dividends will begin with the following dividend payment. Dividend payment dates will ordinarily occur during the later part (after the 20th) of March, June, September and December (or in early January), and corresponding record dates are usually approximately two to three weeks before the payment dates. (See Questions 16 through 20 for information on cash purchases.)

10.      What options are available on the Authorization Card?

         The Authorization Card allows you to arrange for the purchase of additional common shares through the following investment options:


         - "Full Dividend Reinvestment" directs the Agent to invest all of your cash dividends on all of the common shares then or subsequently registered in your name, and also permits you to make cash purchases of additional common shares.

         - "Partial Dividend Reinvestment" directs the Agent to pay cash dividends to you on the number of common shares you have specified in the appropriate place on the Authorization Card, and directs the Agent to reinvest the dividends on the remaining common shares. It also permits you to make cash purchases of additional common shares.


         - "Optional Cash Purchases Only" permits you to make cash payments for the purchase of additional common shares without reinvesting dividends.


         You may select either of the dividend reinvestment options, or the optional cash purchase option.

11.      How may a participant change options under the Plan?

         As a participant, you may change your investment options at any time by requesting a new Authorization Card and returning it to the Agent at the address shown in Question 5.

PURCHASE OF COMMON SHARES

12.      What is the source of the common shares purchased under the Plan?

         At our discretion, common share purchases will be made by the Plan's Agent either in the open market or directly from us. Purchases in the open market may be made on any stock exchange where our common shares are traded or by negotiated transactions on such terms as the Agent may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which common shares may be purchased by the Agent.

13.      When will common shares be purchased under the Plan?

         Common shares will be purchased with reinvested dividends as of the date our quarterly dividend is payable (the "Dividend Payment Date"). See Question 9. Common shares will be purchased with optional cash payments as of the last day of each month (the "Monthly Purchase Date"). See Questions 16 through 20.

         The applicable Dividend Payment Date or Monthly Purchase Date as of which common shares are purchased is referred to as an "Investment Date."

14.      What is the price of common shares purchased under the Plan?

         The price per common share purchased from us with your reinvested dividends or your optional cash payments will be 100% of the average of the closing prices of the common shares as reported on The Nasdaq Stock Market for the five trading days immediately preceding the Dividend Payment Date (for reinvested dividends) or the Monthly Purchase Date (for optional cash payments). You may not direct the time or price at which the common shares are purchased. If there is no trading in the common shares for a substantial amount of time prior to the Dividend Payment Date or the Monthly Purchase Date, we will determine the purchase price per share based on market quotations which we deem appropriate.

         Common shares purchased in the open market for an Investment Date will be credited to your account at the weighted average price incurred to purchase all common shares acquired for that Investment Date. (We will pay any brokerage fees or commissions involved.)

15.      How many common shares will be purchased for participants?

         The number of common shares purchased for you depends on the amount of your dividends or cash payments and the purchase price per share. Your account will be credited with the number of common shares (including fractions computed to three decimal places) equal to the total amount you wish to invest divided by the applicable purchase price per share.

OPTIONAL CASH PURCHASES

16.      How does the cash purchase option work?

         Your cash payments will be used by the Agent for the purchase of additional common shares on each Monthly Purchase Date, as defined in Question
17. Cash payments must be received by the Agent at least five business days prior to the date on which the Agent is to purchase common shares (i.e., the Monthly Purchase Date). Cash purchases will be made at 100% of the market price average described in Question 14.

         No interest will be paid on funds received and held by the Agent for purchase of common shares under the Plan. Therefore, optional cash payments should be sent so as to reach the Agent shortly before the Monthly Purchase Date, but no later than five business days prior thereto.

17.      When is the Monthly Purchase Date?

         The Monthly Purchase Date is the last business day of each month.

18.      How are optional cash purchases made?

         The option to make cash purchases is available to you only after you join the Plan by signing an Authorization Card. You may make your initial cash purchase when you join the Plan by enclosing a check payable to the Agent with your signed Authorization Card. After that, cash contributions must be accompanied by a properly executed cash remittance form which is attached to each statement you receive. Cash contributions should be made payable to and mailed directly to the Agent at the cash payment address shown in Question 5. Checks drawn against non-United States banks must have the U.S. currency imprinted on the check. A CASH CONTRIBUTION FORWARDED TO ANY OTHER ADDRESS DOES NOT CONSTITUTE VALID DELIVERY.

         If your check is returned unpaid for any reason, the request for investment of such money will be null and void. Any common shares purchased for you upon the prior credit of such money will be removed from your account, and those common shares plus such additional common shares from your account as may be necessary to satisfy the uncollected amounts will be sold. Also, a $25.00 fee will be charged for any investment cash deposits returned unpaid.

         You may also make optional cash purchases through automatic withdrawal from your bank account. See Question 19.

19.      Is automatic bank account withdrawal available?

         Yes. If you wish, you may elect to make cash purchases through automatic withdrawals from your bank account. If you elect this option, the amount you specify will be charged to your bank account each month and the Agent will invest the funds as an optional cash payment each month. To elect this option, you must complete an automatic monthly bank account withdrawal form and return it along with a canceled check or deposit slip to the Agent. To obtain this form, call or write the Agent at the address listed in Question 5.

         Optional cash payments made through automatic bank account withdrawal will be debited to your account on the eighth business day prior to the Monthly Purchase Date and the funds withdrawn will be invested on the Monthly Purchase Date following the debit.

         Any automatic bank account withdrawal rejected for insufficient funds will be treated in the same way as a check returned unpaid. See Question 18.

20.      When will optional cash payments be invested?

         Optional cash payments will be invested by the Agent once each month on the Monthly Purchase Date (i.e., the last day of each month).

         If you wish to have a cash payment returned to you before it is invested, your written request must be received by the Agent at least two business days prior to the Monthly Purchase Date.

COSTS

21. Are there any out-of-pocket costs to participants in connection with purchases under the Plan?

         No. We will pay all costs of administration of the Plan. There are no brokerage fees or commissions on common shares purchased under the Plan from us. If common shares are purchased by the Agent for the Plan on the open market, we will pay any brokerage fees or commissions.

TAXES

22. What are the federal income tax consequences of participation in the Plan?

         -  Reinvested Dividends.

         If you elect to have your dividends reinvested, you will be treated for federal income tax purposes as having received a taxable distribution of the dividends which are reinvested. The tax basis of the common shares purchased with your dividends will equal the purchase price.

         The holding period for common shares credited to your account under the dividend reinvestment option will begin on the day following the date on which your dividends are reinvested.

         -  Cash Purchases.

         If you elect the Plan's cash purchase option, common shares will be purchased at fair market value determined as described under Question 14, and you will not have taxable income as a result of that purchase. The tax basis per share will equal the purchase price.

         The holding period for the common shares credited to your account under the cash purchase option will begin on the day following the date on which the cash purchase is made.

         -  Other Consequences.

         You will not realize any taxable income when you receive certificates for whole common shares which have been credited to your account.

         You will realize a gain or loss when common shares acquired through the Plan are sold or exchanged, whether by the Agent at your request to terminate your participation in the Plan, or by you after you receive a share certificate from the Plan, or when you receive a cash adjustment for a fractional share. The amount of the gain or loss will be the difference between the amount which you receive for the common shares, or fraction of a share, and the tax basis of the common shares.

         At the end of each calendar year, the Agent will notify you and the Internal Revenue Service of the amount of your annual dividend income. Dividends are generally considered taxable to individuals as ordinary income, and you must include your dividend income on your federal income tax return. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by us on your behalf is to be treated as a distribution to you which is subject to income tax in the same manner as dividends. The sum of those amounts becomes your cost basis for those common shares.

         We are required to withhold for United States income tax purposes, 20% of all dividend payments to you unless

         - you have furnished your taxpayer identification (social security) number; and

         -  you have certified that you are not subject to back-up withholding.

         You should previously have been requested by us or your broker to submit all information and certifications required in order to exempt you from back-up withholding if an exemption is available.

         If you are subject to back-up withholding tax on dividends, or if you are a foreign stockholder whose dividends are subject to United States income tax withholding, the tax withheld will be deducted from the amount of the dividend and only the reduced amount will be reinvested in common shares.

         ELIGIBLE SHAREHOLDERS CONSIDERING PARTICIPATING IN THE PLAN ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO JOINING THE PLAN.

REPORTS TO PARTICIPANTS

23.      What kind of reports will be sent to participants in the Plan?

         After each purchase under the Plan, you will receive a statement of your account from the Agent. In addition, you will receive the information you will need for reporting your dividend income for federal income tax purposes. These statements are your continuing record of current activity and the cost of your purchases and should be retained for tax purposes. The Agent may impose a fee if it is required to supply past history. You will also continue to receive all communications sent to holders of our common shares, including our Annual Report, Notice of Annual Meeting, Proxy Statement, and Quarterly Reports.

DIVIDENDS ON FRACTIONAL SHARES

24. Will participants be credited with dividends on fractional common shares?

         Yes. Dividends on fractional common shares, as well as on whole common shares, will be credited to your account and will be reinvested in additional common shares.

CERTIFICATES FOR COMMON SHARES

25.      Will certificates be issued for common shares purchased?

         Common shares purchased through the Plan will be credited to your account under your name, but they will not be registered in your name. Certificates will only be issued to you for common shares credited to your account if you request the Agent in writing to do so or if your account is terminated. The number of common shares credited to your account under the Plan will be shown on the statements of your account. This service eliminates the need for you to protect against loss, theft, or destruction of stock certificates.

         At any time, you may request in writing that the Agent send you a certificate for all or part of the whole common shares credited to your account. This request should be mailed to the Agent at the address listed in Question 5.

         Any remaining whole common shares and fractional shares will continue to be credited to your account.

         Common shares credited to your account under the Plan may not be pledged or assigned and any attempted pledge or assignment will be void. If you want to pledge or assign common shares in your account, you must request that a certificate for them be issued in your name.

         Certificates for fractional shares will not be issued under any circumstances.

26. In whose name will certificates be registered when issued to participants?

         Because accounts under the Plan are maintained in the name in which your common shares are registered at the time you join the Plan, certificates for whole common shares purchased under the Plan will be similarly registered when issued to you upon your request. If you want these common shares registered and issued in a different name, you must so indicate in a written request. Note that this is considered a new registration, and you would be responsible for any transfer taxes that may be due and for compliance with any applicable transfer requirements.

27. May participants send certificates for common shares held in their possession to the Agent for safekeeping?

         Yes. You may send certificates for common shares held in your possession to the Agent for safekeeping at no cost. These common shares will be combined with those unissued whole and fractional common shares acquired for your account under the Plan and held by the Agent. Shortly thereafter, you will receive a statement showing your holdings. The Agent will treat these common shares in the same manner as common shares purchased for your account. However, the Agent may require that common shares deposited for safekeeping remain in your account for a period of 60 days before they can be sold. All certificates should be sent to the Agent at the address listed in Question 5. Delivery by either registered or certified mail, return receipt requested, is recommended since you bear the risk of loss in transit. You should call or write the Agent to obtain instructions for proper transmittal of stock certificates.


TERMINATION OF PARTICIPATION

28.      How does a participant terminate participation in the Plan?

         You must notify the Agent in writing that you wish to do so. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. Your notice should be addressed to the Agent at the address listed in Question 5.

         Upon termination, you may elect to receive:

         - A stock certificate for whole common shares held for your account in the Plan, plus a check for the proceeds from the sale of any fractional shares; or

         - A check for the proceeds from the sale of all common shares held for your Plan account, including any fractional shares, less any brokerage fees or commissions and any applicable transfer tax. The sale will be made by the Agent for your account, at the market price, within ten business days after receipt of your request, except as discussed in Question 29.

         Market price fluctuations (including possible declines in the price of our common shares) during the period between the request for sale, its receipt by the Agent, and the ultimate sale in the open market within ten business days, is a risk which must be evaluated and borne by you. You may not direct the date or price at which your common shares are to be sold.

         Requests for sale of less than all of your common shares must indicate the number of common shares to be sold and not a dollar amount to be attained. Any request that does not clearly indicate the number of common shares to be sold will be returned to you and no action will be taken.

29.      When may a participant terminate participation in the Plan?

         You may terminate your participation in the Plan at any time.

         If your notice of termination is received on or after the record date for a dividend, any cash dividend paid on that Dividend Payment Date will be invested for your account.

         Any cash payment sent to the Agent prior to the request for termination will be invested unless return of the amount is specifically requested in your notice of termination and your notice is received at least two business days prior to the next Monthly Purchase Date. The notice of termination will be processed as promptly as possible.

         All subsequent dividends will be paid to you by check unless you again enroll in the Plan, which you may do at any time.

OTHER INFORMATION

30. What happens when a participant sells or transfers all of the common shares registered in his or her name?

         If you dispose of all common shares registered in your name, the Agent will continue to reinvest the dividends on common shares, if any, credited to your account under the Plan (those held in the name of the Agent or its nominee), subject to your right to withdraw from the Plan at any time.

         If you have no full common shares registered in your name and no full common shares credited to your account under the Plan, your participation in the Plan will be terminated. Any fractional common shares in your account will be sold and the proceeds distributed to you as discussed in Question 28.

31. What happens when a participant sells or transfers some (but not all) of the common shares registered in his or her name?

         -  Full Dividend Reinvestment

         If you are reinvesting the cash dividends on all of the common shares registered in your name, and you dispose of a portion of the common shares, the Agent will continue to reinvest the dividends on the remainder of the common shares registered in your name.

         -  Partial Dividend Reinvestment

         If you have directed the Agent to pay cash dividends to you on some of your common shares and to reinvest dividends on the remainder of your common shares, and you dispose of a portion of your common shares, the Agent will continue to reinvest dividends on the number of common shares, if any, you own in excess of the number of common shares on which you have directed the Agent to pay cash dividends.

32. What happens if we declare a stock split or issue a dividend payable in stock?

         If you are a participant in the Plan (whether you have elected full or partial dividend investment), all common shares issued in connection with a stock split or a stock dividend distributed by us will be added to your account in the Plan.

         As soon as possible after the declaration of a stock split or a stock dividend, the Agent will send you a statement indicating the number of common shares credited to your account under the Plan as a result of the stock dividend or stock split. You may receive a certificate for these common shares (other than fractional shares) at any time by sending a written request to the Agent at the address indicated in Question 5.

33. How will a participant's common shares held by the Agent be voted at shareholders' meetings?

         Common shares held by the Agent for you will be voted as you direct.

         A proxy card will be sent to you in connection with any annual or special meeting of our shareholders, as in the case of shareholders not participating in the Plan. This proxy will apply to all whole common shares registered in your own name, if any, as well as to all whole and fractional common shares credited to your account under the Plan. When you properly sign and return the proxy card, your common shares will be voted in accordance with the instructions that you give on it.

         As in the case of non-participating shareholders, if no instructions are indicated on a properly signed and returned proxy card, all of your whole common shares and fractional shares - those registered in your name, if any, and those credited to your account under the Plan - will be voted in accordance with the recommendations of our management. If the proxy card is not returned or is returned unsigned, your common shares will be voted only if you or a duly appointed representative vote in person at the meeting.

34. What are the responsibilities of Worthington Ohio and the Agent under the Plan?

         Neither we nor the Agent in administering the Plan will be liable under the Plan for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to terminate your account upon your death, the prices at which common shares are purchased for your account, the times when purchases are made, or fluctuation in market value of the common shares.

         You should recognize that we cannot assure you of a profit or protect you against a loss on the common shares purchased by you under the Plan.

35.      May the Plan be changed or discontinued?

         Notwithstanding any other provision of the Plan, our Board of Directors (including any committee of the Board) reserves the right to amend, modify, suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to all participants.

         If the Plan is terminated:

         -  any uninvested optional cash payments will be returned to you;

         - a certificate for whole common shares credited to your account under the Plan will be issued; and

         - a cash payment will be made for any fractional common share credited to your account. This cash payment will be based upon the closing price of the our common shares as reported on The Nasdaq Stock Market for the date or dates set forth in the notice of termination.

         If we terminate the Plan, we will pay any termination charges which may be involved.

36. How may shareholders obtain answers to other questions regarding the Plan?

         If you have any further questions, you should direct them to the Agent at the address or telephone number provided in the answer to Question 5.

                                    DIVIDENDS

         We have paid cash dividends on our common shares in each fiscal quarter since we became a publicly-owned corporation in 1968. We intend to pay regular quarterly cash dividends in the future subject to our earnings and financial condition and such other factors as our Board of Directors may deem relevant.

                                 USE OF PROCEEDS

         We do not know either the number of common shares that will ultimately be purchased under the Plan or the prices at which such common shares will be sold. We intend to add any proceeds we receive from our sales of common shares to our general funds to be available for general corporate purposes. We are unable to estimate the amount of the proceeds that will be devoted to any specific purposes.

                                 LEGAL OPINIONS

         The legality of the common shares offered hereby has been passed upon by Dale T. Brinkman, Vice President Administration and General Counsel of Worthington Ohio. Mr. Brinkman beneficially owns 18,002 common shares and also currently has exercisable options to purchase an additional 15,750 common shares. Pursuant to our Code of Regulations, we are required to indemnify Mr. Brinkman to the fullest extent permitted by Ohio law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of Worthington Ohio.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule incorporated by reference or, in the case of our schedule, included in our Annual Report on Form 10-K for the year ended May 31, 1998, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Under Section 1701.13(E) of the Ohio Revised Code (the "OGCL"), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director, officer, employee or agent is entitled to such indemnification if such person's success is "on the merits or otherwise." Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the directors agree to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the directors' act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

         Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than derivative actions if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

         An Ohio corporation may also provide indemnification in derivative actions for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

         Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise.

         The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

         Our Code of Regulations (the "Regulations") provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL. The Regulations provide that we must indemnify officers and directors against expenses (including attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Worthington Ohio or is or was serving at our request as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual's act or omission was not occasioned by such individual's intent to cause injury to, or by such individual's reckless disregard for the best interests of, Worthington Ohio and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual's conduct was unlawful. The Regulations forbid us from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person's deliberate intent to cause injury to, or by such person's reckless disregard for the best interests of, Worthington Ohio unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Worthington Ohio, and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.

         The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Worthington Ohio, or who is or was serving another entity at our request, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person's status as such, whether or not we would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize us to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Worthington Ohio or who is or has served another entity at our request.

         Our Board of Directors has in the past and may in the future maintain insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reason of their being such directors, officers or employees of Worthington Ohio.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Worthington Ohio pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
---------------------------------------------------

         Under Section 1701.13(E) of the Ohio Revised Code (the "OGCL"), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director, officer, employee or agent is entitled to such indemnification if such person's success is "on the merits or otherwise". Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the directors agree to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the directors' act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

         Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than derivative actions if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

         An Ohio corporation may also provide indemnification in derivative actions for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

         Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise.

         The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

         The Code of Regulations of Worthington Ohio (the "Regulations") provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL. The Regulations provide that Worthington Ohio must indemnify officers and directors against expenses (including attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Worthington Ohio or is or was serving at the request of Worthington Ohio as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual's act or omission was not occasioned by such individual's intent to cause injury to, or by such individual's reckless disregard for the best interests of, Worthington Ohio and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual's conduct was unlawful. The Regulations forbid Worthington Ohio from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person's deliberate intent to cause injury to, or by such person's reckless disregard for the best interests of, Worthington Ohio unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Worthington Ohio, and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.

         The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that Worthington Ohio may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Worthington Ohio, or who is or was serving another entity at the request of Worthington Ohio, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person's status as such, whether or not Worthington Ohio would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize Worthington Ohio to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Worthington Ohio or who is or has served another entity at the request of Worthington Ohio.

         Our Board of Directors has in the past and may in the future maintain insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reason of their being such directors, officers or employees of Worthington Ohio.

ITEM 16. EXHIBITS.
------------------

         Exhibits. The following exhibits are filed herewith and made a part hereof:

        2 Agreement of Merger, dated as of August 20, 1998, between Worthington Industries, Inc., the Delaware corporation and Worthington Industries, Inc., the Ohio corporation (incorporated herein by reference to Exhibit 2 of Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 (File No. 0-4016)).

        3(a) Amended Articles of Incorporation of Worthington Industries, Inc. (incorporated herein by reference to Exhibit 3(a) of Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 (File No. 0-4016)).

        3(b) Code of Regulations of Worthington Industries, Inc. (incorporated herein by reference to Exhibit 3(b) of Worthington Ohio's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 (File No.
                   0-4016)).

        23(a)      Consent of Ernst & Young LLP.

        24         Power of Attorney

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 24, 1999

                                        WORTHINGTON INDUSTRIES, INC.

                                        By:    /S/DALE T. BRINKMAN
                                           ----------------------------------
                                           Dale T. Brinkman, Vice President-
                                           Administration and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


          *                                *                              *
----------------------------    ---------------------------     -----------------------------
John H. McConnell, Director,    John P. McConnell, Director     Donal H. Malenick
Chairman Emeritus and           Chairman of the Board and       Director, President and Chief
Founder                         Chief Executive Officer         Operating Officer

          *                                *                              *
----------------------------    ---------------------------     -----------------------------
John T. Baldwin                 Michael R. Sayre                Charles D. Minor
Chief Financial Officer         Corporate Controller            Director, Secretary


          *                                *                              *
----------------------------    ---------------------------     -----------------------------
John B. Blystone, Director      Charles R. Carson, Director     William S. Dietrich, II,
                                                                Director

          *                                *                              *
----------------------------    ---------------------------     -----------------------------
John F. Havens, Director        Peter A. Karmanos, Jr.          Pete A. Klisares, Director
                                Director

          *                                *                              *
----------------------------    ---------------------------     -----------------------------
Robert B. McCurry, Director     Gerald B. Mitchell, Director    James Petropoulos, Director


          *
----------------------------
Mary Schiavo, Director


*By: /s/ Dale T. Brinkman                                   Date: March 24, 1999
    ----------------------------------
    Dale T. Brinkman, Attorney-In-Fact